As filed with the Securities and Exchange Commission on April 15, 2004

Registration No. 333-113846

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SHOPPING.COM LTD.

(Exact name of registrant as specified in its charter)

Israel	7389	Not Applicable
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. employer
incorporation or organization)	classification code number)	Identification no.)

1 Zoran Street

Netanya 42504, Israel

972-9-892-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel T. Ciporin

Chief Executive Officer

Shopping.com, Inc.

8000 Marina Boulevard, Fifth Floor

Brisbane, California 94005

(650) 616-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon K. Davidson Horace L. Nash Cynthia Clarfield Hess Andrew J. Schultheis Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	J. David Chertok David S. Glatt Meitar Liquornik Geva & Leshem Brandwein 16 Abba Hillel Silver Road Ramat Gan 52506, Israel 972-3-610-3100	Ezra Katzen Shopping.com Ltd. 1 Zoran Street P.O. Box 8393 Netanya 42504, Israel 972-9-892-1300	Jonathan F. Pedersen Kirkland & Ellis LLP 153 East 53rd Street New York, NY 10022 (212) 446-4800	Yaacov Neeman Chaim Friedland Herzog, Fox & Neeman Asia House 4 Weizman Street Tel Aviv 64239, Israel 972-3-692-2020

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Ordinary shares, par value NIS 0.01 per share	$75,000,000	$9,503(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Pursuant to Rule 457(p), the entire registration fee has previously been paid by application of $9,503 of the unused $13,200 of the registration fee previously paid by the Registrant (under its former name DealTime.com Ltd.) in connection with the Registration Statement on Form S-1 (Registration No. 333-33180) initially filed with the Securities and Exchange Commission on March 23, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This amendment is being filed solely to file exhibits previously omitted. No changes have been made to Part I of the Registration Statement. Accordingly, it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the ordinary shares being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee		$9,503
NASD filing fee		10,500
Nasdaq National Market application fee		5,000
Accounting fees and expenses		*
Legal fees and expenses		*
Road show expenses		*
Printing and engraving expenses		*
Blue Sky qualification fees and expenses and NASD expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*  To be filed by amendment

Item 14.    Indemnification of Directors and Officers.

The Israeli Companies Law provides that a company may include in its articles of association provisions allowing it to:

1.  Partially or fully, exempt in advance, an officer or director of the company from his responsibility for damages caused by the breach of his duty of care to the company.

2.  Enter into a contract to insure the liability of an officer or director of the company by reason of acts committed in his capacity as an office holder of the company with respect to the following:

(a)  the breach of his duty of care to the company or any other person;

(b)  the breach of his duty of loyalty to the company, provided the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

(c)  a financial liability imposed upon the office holder in favor of other persons.

3.  Indemnify an office holder of the company for:

(a)  financial liabilities or obligations imposed upon him in favor of other persons pursuant to a court judgment, including a judgment given as a result of a settlement or an arbitrator’s decision approved by a court, by reason of acts or omissions of such person in his capacity as an office holder of the company; and

(b)  reasonable litigation expenses, including attorney’s fees, expended by an office holder or imposed upon him by a court, in an action, suit or proceeding brought by us or on our behalf or by other persons, or in connection with a criminal action from which he was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted, in each case by reason of acts or omissions of such person in his capacity as an office holder.

The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder on a retroactive basis and may also provide that a company may undertake to indemnify an office holder in advance, provided such undertaking is limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable and in an amount the board of directors has determined is reasonable under the circumstances.

The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

•	a breach of his fiduciary duty, except to the extent described above;

•	a breach of his duty of care, if such breach was done intentionally or recklessly, which means with disregard of the circumstances of the breach or its consequences;

•	an act or omission done with the intent to unlawfully realize personal gain; or

•	a fine or penalty imposed upon him.

The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an officer or director of a company requires, pursuant to the Companies Law, the approval of the company’s audit committee and board of directors and, with respect to a director, the approval of the company’s shareholders.

Our articles of association allow for indemnification of, and procurement of insurance coverage for our officers and directors to the maximum extent provided for by the Companies Law.

We intend to obtain a policy of directors and officers liability insurance that will insure our directors and officers to the extent permitted by our articles of association and intend to enter into indemnification agreements with our directors and officers.

Section 8 of the Underwriting Agreement provides for the indemnification, by the underwriters in this offering, of directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act.

There is no litigation pending, and there is no threatened litigation known to the Registrant, which might result in a claim for indemnification of any director or officer.

The indemnification provision in the Registrant’s articles of association, and the indemnification agreements to be entered into between the Registrant and its directors and officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers of liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Reference is also made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.01
Registrant’s Articles of Association	3.01
Form of Indemnification Agreement between the Registrant and each of its directors and officers	10.13

See also the undertakings set forth in response to Item 17.

Item 15.    Recent Sales of Unregistered Securities.

Within the past three years, we issued and sold the following unregistered securities. The numbers of shares below reflect all stock splits to date.

1.  In September and October 2002, the Registrant issued 3,000,000 Series F Preferred Shares at $1.00 per share to 25 investors, consisting of 16 venture capital funds and seven individual investors, one trust and one private entity for total proceeds of $3,000,000.

2.  In April 2003, the Registrant issued to 28 preferred stockholders of Epinions, Inc., consisting of 16 investment funds, three corporate investors, one limited liability partnership, one trust and seven individuals, 10,972,748 Series G Preferred Shares, 6,171,510 Series H Preferred Shares and 10,803,587 Series I Preferred Shares in connection with the Registrant’s merger with Epinions.

3.  In August and September 2003, the Registrant issued 3,789,828 restricted ordinary shares at NIS 0.01 per share to 63 employees in connection with the cancellation of previously issued employee stock options.

4.  From January 1, 2001 through December 31, 2003, the Registrant has issued 962,063 ordinary shares to its employees, directors, consultants and other service providers as restricted ordinary share awards and upon exercise of options granted by the Registrant under its Omnibus Stock Option and Restricted Stock Incentive Plan, with exercise prices ranging from $0.06 to 2.50 per share.

The sales described in paragraphs 3 and 4 above were exempt from registration under the Securities Act as determined in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701. The issuances described in paragraph 2 above were determined to be exempt from registration under the Securities Act in reliance upon Section 3(a)(10) of the Securities Act. The remaining sales described above were determined to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16.    Exhibits and Financial Statement Schedules.

(a) The	following exhibits are filed herewith:

Number	Exhibit Title

1.01*	Form of Underwriting Agreement.

2.01**	Agreement and Plan of Merger, dated as of February 9, 2003, by and among Epinions, Inc., DealTime Merger Sub 1, Inc. and Registrant.

3.01**	Memorandum of Association of Registrant (English translation).

3.02*	Form of Memorandum of Association of Registrant to be effective upon the closing of this offering.

3.03**	Articles of Association of Registrant, as amended.

3.04**	Form of Articles of Association of Registrant to be effective upon the closing of this offering.

4.01*	Specimen of certificate for Ordinary Shares.

4.02**	Third Amended and Restated Shareholders Rights Agreement, dated as of April 10, 2003, by and among Registrant and certain shareholders of Registrant.

4.03**	Warrant to purchase Series D convertible preferred shares, issued to Warburg Dillon Read LLC, dated February 8, 2000.

5.01*	Opinion of Meitar Liquornik Geva & Leshem Brandwein.

10.01**	2003 Omnibus Stock Option and Restricted Stock Incentive Plan and form of option grant.

10.02*	2004 Equity Incentive Plan to be effective upon the closing of this offering.

10.03*	2004 Employee Stock Purchase Plan to be effective upon this closing of this offering.

10.04**	Commercial Lease Agreement, dated October 7, 2002, between Am Ram Development South Netanya Ltd. and Shopping.com Ltd. (English translation).

10.05**	Office Lease Agreement, dated as of November 1, 2003, by and between Sierra Point, LLC and Shopping.com (California), Inc.

10.06†	Advertising Services Agreement, dated as of August 1, 2002, as amended on April 23, 2003, by and between Google Technology, Inc. (now Google, Inc.) and Dealtime, Inc. (now Shopping.com, Inc.).

10.07†	Google Services Agreement, dated as of February 22, 2003 by and between Google Technology, Inc. (now Google, Inc.) and Epinions, Inc. (now Shopping.com (California), Inc.).

10.08†	Advertising Services Agreement, dated as of April 14, 2003, by and between Google Technology, Inc. (now Google, Inc.) and DealTime (UK) Limited.

10.09**	Amended and Restated Employment Agreement, dated as of December 31, 2000, by and between Daniel Ciporin and Shopping.com, Inc.

10.10**	Amended and Restated Employment Agreement, dated as of December 31, 2001, as amended on April 15, 2003, by and between Ignacio Fanlo and Shopping.com, Inc.

10.11**	Employment Agreement, dated as of April 15, 2003, by and between Nirav Tolia and Shopping.com (California), Inc.

10.12**	Employment Agreement, dated as of December 1, 2003, by and between Greg Santora and Shopping.com (California), Inc.

10.13	Form of Indemnification Agreement between Shopping.com, Ltd. and each of its directors and officers.

10.14†	Form of Google Insertion Order.

Number	Exhibit Title

10.15†	Insertion Order, dated as of November 6, 2003, by and between Google Technology, Inc. (now Google, Inc.) and Epinions, Inc. (now Shopping.com (California), Inc.).

21.01**	Subsidiaries of Registrant.

23.01*	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5.01).

23.02**	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.03**	Consent of Kesselman & Kesselman, Independent Accountants.

23.04**	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.01**	Powers of Attorney (included in the signature page).

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and are filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedule

Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on this 15th day of April, 2004.

SHOPPING.COM LTD.

By:	/s/ GREG J. SANTORA
Greg J. Santora Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

Principal Executive Officer:

/s/ DANIEL T. CIPORIN* Daniel T. Ciporin	Chief Executive Officer and Chairman of the Board of Directors	April 15, 2004

Principal Financial Officer and Principal Accounting Officer:

/s/ GREG J. SANTORA Greg J. Santora	Chief Financial Officer	April 15, 2004

Additional Directors:

/s/ JOHN P. CONNAUGHTON* John P. Connaughton	Director	April 15, 2004

/s/ JOHN R. JOHNSTON* John R. Johnston	Director	April 15, 2004

/s/ MICHAEL EISENBERG* Michael Eisenberg	Director	April 15, 2004

J. William Gurley	Director

/s/ REINHARD LIEDL* Reinhard Liedl	Director	April 15, 2004

/s/ NIRAV N. TOLIA* Nirav N. Tolia	Director	April 15, 2004

* /s/ Greg J. Santora Greg J. Santora, Attorney-in-Fact		April 15, 2004

Exhibit Index

Number	Exhibit Title

1.01*	Form of Underwriting Agreement.

2.01**	Agreement and Plan of Merger, dated as of February 9, 2003, by and among Epinions, Inc., DealTime Merger Sub 1, Inc. and Registrant.

3.01**	Memorandum of Association of Registrant (English translation).

3.02*	Form of Memorandum of Association of Registrant to be effective upon the closing of this offering.

3.03**	Articles of Association of Registrant, as amended.

3.04**	Form of Articles of Association of Registrant to be filed upon the closing of this offering.

4.01*	Specimen of certificate for Ordinary Shares.

4.02**	Third Amended and Restated Shareholders Rights Agreement, dated as of April 10, 2003, by and among Registrant and certain shareholders of Registrant.

4.03**	Warrant to purchase Series D convertible preferred shares issued to Warburg Dillon Read LLC, dated February 8, 2000.

5.01*	Opinion of Meitar Liquornik Geva & Leshem Brandwein.

10.01**	2003 Omnibus Stock Option and Restricted Stock Incentive Plan and form of option grant.

10.02*	2004 Equity Incentive Plan to be effective upon the closing of this offering.

10.03*	2004 Employee Stock Purchase Plan to be effective upon the closing of this offering.

10.04**	Commercial Lease Agreement, dated October 7, 2002, between Am Ram Development South Netanya Ltd. and Shopping.com Ltd. (English translation).

10.05**	Office Lease Agreement, dated as of November 1, 2003, by and between Sierra Point, LLC and Shopping.com (California), Inc.

10.06†	Advertising Services Agreement, dated as of August 1, 2002, as amended on April 23, 2003, by and between Google Technology, Inc. (now Google, Inc.) and Dealtime, Inc. (now Shopping.com, Inc.).

10.07†	Google Services Agreement, dated as of February 22, 2003 by and between Google Technology Inc. (now Google, Inc.) and Epinions Inc. (now Shopping.com (California), Inc.).

10.08†	Advertising Services Agreement, dated as of April 14, 2003, by and between Google Technology, Inc. (now Google, Inc.) and DealTime (UK) Limited.

10.09**	Amended and Restated Employment Agreement, dated as of December 31, 2000, by and between Daniel Ciporin and DealTime, Inc. (now Shopping.com, Inc.).

10.10**	Amended and Restated Employment Agreement, dated as of December 31, 2001, as amended on April 15, 2003, by and between Ignacio Fanlo and Shopping.com, Inc.

10.11**	Employment Agreement, dated as of April 15, 2003, by and between Nirav Tolia and Shopping.com (California), Inc.

10.12**	Employment Agreement, dated as of December 1, 2003, by and between Greg Santora and Shopping.com (California), Inc.

10.13	Form of Indemnification Agreement between Shopping.com Ltd. and each of its directors and officers.

10.14†	Form of Insertion Google Order.

Number	Exhibit Title

10.15†	Insertion Order, dated as of November 6, 2003, by and between Google Technology, Inc. (now Google, Inc.) and Epinions, Inc. (now Shopping.com (California), Inc.).

21.01**	Subsidiaries of Registrant.

23.01*	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5.01).

23.02**	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.03**	Consent of Kesselman & Kesselman, Independent Accountants.

23.04**	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.01**	Powers of Attorney (included in the signature page).

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and are filed separately with the Securities and Exchange Commission.